                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                   AMDL, Inc.
                ------------------------------------------------
                                (Name of Issuer)

                         Common Stock, Par Value, $.001
                ------------------------------------------------
                         (Title of Class of Securities)

                                   00167K401
                ------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
                ------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 -----------------------                                 -----------------------

 Cusip No. 00167K401                13G                     Page 2 of 11 Pages
 -----------------------                                 -----------------------

--------------------------------------------------------------------------------

  1.  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name RAB Europe Fund Limited
--------------------------------------------------------------------------------

  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                           (b)  [_]
--------------------------------------------------------------------------------

  3.  SEC USE ONLY

--------------------------------------------------------------------------------

  4.  CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
--------------------------------------------------------------------------------

                    5. SOLE VOTING POWER
                             0
        NUMBER OF   ------------------------------------------------------------
         SHARES
      BENEFICIALLY  6. SHARED VOTING POWER
        OWNED BY       744,200 shares of Common Stock
          EACH         Warrants (exercisable into 200,000
       REPORTING       shares of Common Stock) /1/
                                                -
         PERSON     ------------------------------------------------------------
          WITH
                    7. SOLE DISPOSITIVE POWER
                             0
                    ------------------------------------------------------------

                    8. SHARED DISPOSITIVE POWER
                       See Row 6 above.
--------------------------------------------------------------------------------

  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------

  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES/1/                                              [X]
                     -
--------------------------------------------------------------------------------

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./1/  (Based on
                                                          -
      8,749,990 shares of Common Stock issued and outstanding as of November 12, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

  12. TYPE OF REPORTING PERSON*
           CO
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

---------------------                                     ----------------------

Cusip No. 00167K401                    13G                  Page 3 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Europe Partners LP
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                             (b) [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
             U.S.A.
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY        744,200 shares of Common Stock
            EACH          Warrants (exercisable into 200,000
          REPORTING       shares of Common Stock) /1/
                                                   -
           PERSON      ---------------------------------------------------------
            WITH
                       7. SOLE DISPOSITIVE POWER
                             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES /1/                                              [X]
                        -
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Up to 9.9% as of the date of filing this statement. /1/ (Based on
                                                             -
        8,749,990 shares of Common Stock issued and outstanding as of November 12, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             PN
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

---------------------                                     ----------------------

Cusip No. 00167K401                    13G                  Page 4 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Partners Limited
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                             (b) [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY        744,200 shares of Common Stock
            EACH          Warrants (exercisable into 200,000
          REPORTING       shares of Common Stock) /1/
                                                   -
           PERSON      ---------------------------------------------------------
            WITH
                       7. SOLE DISPOSITIVE POWER
                             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES /1/                                              [X]
                        -
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Up to 9.9% as of the date of filing this statement. /1/ (Based on
                                                             -
        8,749,990 shares of Common Stock issued and outstanding as of November 12, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

---------------------                                     ----------------------

Cusip No. 00167K401                    13G                  Page 5 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Capital Limited
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                             (b) [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             United Kingdom
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY        744,200 shares of Common Stock
            EACH          Warrants (exercisable into 200,000
          REPORTING       shares of Common Stock) /1/
                                                   -
           PERSON      ---------------------------------------------------------
            WITH
                       7. SOLE DISPOSITIVE POWER
                             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES /1/                                              [X]
                        -
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Up to 9.9% as of the date of filing this statement. /1/ (Based on
                                                             -
        8,749,990 shares of Common Stock issued and outstanding as of November 12, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

---------------------                                     ----------------------

Cusip No. 00167K401                    13G                  Page 6 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name William Philip Richards
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                             (b) [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             United Kingdom
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY        744,200 shares of Common Stock
            EACH          Warrants (exercisable into 200,000 shares of
          REPORTING       Common Stock) /1/
           PERSON                        -
            WITH       ---------------------------------------------------------

                       7. SOLE DISPOSITIVE POWER
                             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES /1/                                              [X]
                        -
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Up to 9.9% as of the date of filing this statement. /1/ (Based on
                                                             -
        8,749,990 shares of Common Stock issued and outstanding as of November 12, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

 -----------------------                                 -----------------------

  Cusip No. 00167K401                  13G                    Page 7 of 11 Pages
 -----------------------                                 -----------------------

--------------------------------------------------------------------------------

  1.  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Name Michael Alen-Buckley
--------------------------------------------------------------------------------

  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                           (b)  [_]
--------------------------------------------------------------------------------

  3.  SEC USE ONLY

--------------------------------------------------------------------------------

  4.  CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom
--------------------------------------------------------------------------------

                     5. SOLE VOTING POWER
                            0
        NUMBER OF    -----------------------------------------------------------
         SHARES
      BENEFICIALLY   6. SHARED VOTING POWER
        OWNED BY        744,200 shares of Common Stock
          EACH          Warrants (exercisable into 200,000 shares of
        REPORTING       Common Stock) /1/
         PERSON                        -
          WITH       -----------------------------------------------------------


                     7. SOLE DISPOSITIVE POWER
                            0
                     -----------------------------------------------------------

                     8. SHARED DISPOSITIVE POWER
                        See Row 6 above.
--------------------------------------------------------------------------------

  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      See Row 6 above.
--------------------------------------------------------------------------------

  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES/1/                                              [X]
                     -
--------------------------------------------------------------------------------

  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      Up to 9.9% as of the date of filing this statement./1/  (Based on
                                                          -
      8,749,990 shares of Common Stock issued and outstanding as of November 12, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Row 6 above.)
--------------------------------------------------------------------------------

  12. TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

 -----------------------                                 -----------------------

  Cusip No. 00167K401                 13G                     Page 8 of 11 Pages
 -----------------------                                 -----------------------


Item  1(a)     Name of Issuer:   AMDL, Inc.

Item  1(b)     Address of Issuer's Principal Executive Offices:

               2492 Walnut Avenue, Suite 100
               Tustin, CA 92780

Item  2(a)     Name of Person Filing
Item  2(b)     Address of Principal Business Office
Item  2(c)     Citizenship

               RAB Europe Fund Limited
               P.O. Box 265 GT
               Walker House
               Mary Street
               George Town, Grand Cayman
               Cayman Islands company

               RAB Europe Partners LP
               c/o RAB Capital Limited
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               Delaware limited partnership

               RAB Partners Limited
               P.O. Box 265 GT
               Walker House
               Mary Street
               George Town, Grand Cayman
               Cayman Islands company

               RAB Capital Limited
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom company

               William Philip Richards
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom citizen

               Michael Alen-Buckley
               No. 1 Adam Street
               London W2CN 6LE
               United Kingdom
               United Kingdom citizen

Item  2(d)     Title of Class of Securities:

               Common Stock, par value $.001 per share

Item  2(e)     CUSIP Number: 00167K401

 -----------------------                                 -----------------------

  CUSIP No. 00167K401                 13G                     Page 9 of 11 Pages
 -----------------------                                 -----------------------


Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

             (a)   [_]   Broker or dealer registered under Section 15 of the
                         Exchange Act;

             (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

             (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act;

             (d)   [_]   Investment company registered under Section 8 of the
                         Investment Company Act;

             (e)   [_]   An investment adviser in accordance with Rule 13d-
                         1(b)(1)(ii)(E);

             (f)   [_]   An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)   [_]   A parent holding company or control person in
                         accordance with Rule 13d-1(b)(ii)(G);

             (h)   [_]   A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

             (i)   [_]   A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item  4      Ownership:

             RAB Europe Fund Limited
             RAB Europe Partners LP
             RAB Partners Limited
             RAB Capital Limited
             William Philip Richards
             Michael Alen-Buckley

      (a)    Amount beneficially owned:

             744,200 shares of common stock

             Warrants (exercisable into 200,000 shares of Common Stock)/1/
                                                                        -

      (b)    Percent of Class:

             Up to 9.9% as of the date of filing this statement./1/ (Based on
                                                                 -
             8,749,990 shares of Common Stock issued and outstanding as of November 12, 2002, plus the Common Stock issuable upon the exercise of the Warrants referred to in Item 4(a) above.)

 -----------------------                                 -----------------------

 Cusip No. 00167K401                  13G                    Page 10 of 11 Pages
 -----------------------                                 -----------------------


      (c)      Number of shares as to which such person has:

               (i)     sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: See item (a) above.

               (iii)   sole power to dispose or to direct the disposition of: 0

               (iv)    shared power to dispose or to direct the disposition of:
                       See item (a) above.

/1/ Pursuant to the terms of the Warrants, the Reporting Person cannot be a
 -
"beneficial owner" of more than 9.99% of the Common Stock within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934.

Item  5        Ownership of Five Percent or Less of a Class:
                               Not Applicable.

Item  6        Ownership of More than Five Percent on Behalf of Another Person:
                               Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                               Not Applicable.

Item  8        Identification and Classification of Members of the Group:
                               Not Applicable.

Item  9        Notice of Dissolution of Group:
                               Not Applicable.

Item  10       Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                  -----------------------

 CUSIP No. 00167K401                  13G                  Page 11 of 11 Pages
-----------------------                                  -----------------------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 11th day of February, 2003

RAB Europe Fund Limited                            RAB Europe Partners LP

By: RAB Capital Limited, its Investment Manager    By: RAB Partners Limited, its General Partner

    By: /s/ William Philip Richards                    By: /s/ William Philip Richards
        ---------------------------                        ---------------------------
        William Philip Richards, Managing                  William Philip Richards, Director
        Director


RAB Partners Limited                               RAB Capital Limited

By: /s/ William Philip Richards                    By: /s/ William Philip Richards
    ---------------------------                        ---------------------------
    William Philip Richards, Director                  William Philip Richards, Managing Director



William Philip Richards                            Michael Alen-Buckley

/s/ William Philip Richards                        /s/ Michael Alen-Buckley
---------------------------                        ------------------------